Exhibit 32.2

Written Statement of the Chief Financial Officer
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Financial Officer of Regency Centers Corporation, hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of Regency Centers Corporation for the quarter ended March 31, 2011 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Regency Centers Corporation.

Date: May 9, 2011

/s/ Bruce M. Johnson
Bruce M. Johnson
Chief Financial Officer